THE MARCUS CORPORATION

AMENDMENT TO BY-LAWS

        Section 3.02 of Article III of the Company’s By-Laws has been amended to read in its entirety as follows:

        3.02 Tenure and Qualifications. Each director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected and, if necessary, qualified, or until there is a decrease in the number of directors which takes effect after the expiration of his or her term, or until his or her prior death, resignation or removal. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director, and the meeting notice shall state that the purpose, or one of the purposes, of the meeting is removal of the director. A director may be removed from office with or without cause if the number of votes cast to remove the director exceeds the number of votes cast not to remove such director. A director may resign at any time by delivering written notice which complies with the Wisconsin Business Corporation Law to the Board of Directors, to the President (in his or her capacity as chairperson of the board of directors) or to the corporation. A director’s resignation is effective when the notice is delivered unless the notice specifies a later effective date. Directors need not be residents of the State of Wisconsin or shareholders of the corporation. ~~The mandatory retirement of a director, who is not otherwise also serving as an officer of the corporation, from the Board of Directors shall take effect at the conclusion of the annual meeting of the shareholders next following the date on which said director attains the age of seventy-two (72) years. No person, other than a person who is then serving as an officer of the corporation, shall be eligible for election to the office of director after he or she shall have attained the age of seventy-two (72) years. In either case above, with respect to existing directors of the corporation as of September 28, 1995, the foregoing two sentences shall not take effect until immediately prior to the corporation’s 1997 annual meeting of shareholders, unless any such director voluntarily retires from the Board of Directors prior to such time.~~

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